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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 11, 2007

BANK OF FLORIDA CORPORATION

(Exact name of registrant as specified in its charter)

Florida	333-74997	59-3535315
(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1185 Immokalee Road, Naples, Florida	34110
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (239) 254-2100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 11, 2007, Bank of Florida Corporation received a letter of reprimand from Nasdaq regarding the Company’s failure to comply with Nasdaq Marketplace Rule 4350. The letter also acknowledges that the Company took corrective action promptly upon its realization that it had fallen out of compliance.

Chief Executive Officer and President Michael L. McMullan stated that, “our noncompliance was wholly inadvertent and, in fact, Nasdaq specifically stated ‘that the failure does not appear to have been the result of a deliberate intent to avoid compliance and, further the Company acted promptly to cure the deficiency.’ Based on these statements and our prompt internal action to remedy the deficiency, we do not see the regulatory justification for Nasdaq’s issuing the letter at this time.”

The cited noncompliance with Rule 4350 concerned the prior service of a director, deemed to not be independent, on the Company’s Audit and Nominating Committees. The director was deemed to be not independent due to his management of a limited liability company which owns the Company’s main office. The Company and the limited liability company entered into their lease in 2002 and its terms have not changed since that time. The lease is on fair market terms and complies with all relevant banking regulations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bank of Florida Corporation
(Registrant)
Date: October 12, 2007
/s/ Michael L. McMullan
Michael L. McMullan
Chief Executive Officer & President